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                                                                    EXHIBIT 4.H


                                                                  Execution Copy
================================================================================













                          FIRST SUPPLEMENTAL INDENTURE





                                   dated as of

                                December 15, 1997





                                     between





                              WYMAN-GORDON COMPANY,




                                       and




                       STATE STREET BANK AND TRUST COMPANY


                                   as Trustee














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                                    FIRST SUPPLEMENTAL INDENTURE, dated as of
                           December 15, 1997 (the "Supplement"), between WYMAN-GORDON COMPANY, a Massachusetts corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation (the "Trustee"), as Trustee under an Indenture, dated as of December 15, 1997 (the "Indenture").


                             RECITALS OF THE COMPANY

                  The Company has previously executed and delivered the Indenture to the Trustee. The provisions of Article Nine and Section 301 of the Indenture provide, among other things, that the Company, when authorized by its Board of Directors, and the Trustee may at any time and from time to time enter into an indenture supplemental to the Indenture for the purpose of authorizing a series of Securities and specifying the terms and form of each series of Securities. The Board of Directors of the Company has duly authorized the creation, issuance, execution and delivery of a series of Securities consisting of the 8% Senior Notes Due 2007 (the "8% Notes") in the aggregate principal amount of $150,000,000. The Company and the Trustee are executing and delivering this Supplement in order to provide for the 8% Notes.

                  All things necessary to make this Supplement a valid and legally binding agreement of the Company have been done.


I.       ADDITIONAL PROVISIONS RELATING TO THE 8% NOTES

                  The additional terms provided for herein apply only to the 8% Notes and do not apply to any other series of Securities previously issued or to be issued under the Indenture. Except as otherwise set forth herein, all provisions of the Indenture apply to the 8% Notes.

1.       PROVISIONS SUPPLEMENTAL TO ARTICLE I OF THE INDENTURE.

         A.       TERMS DEFINED IN THE INDENTURE.

                  All capitalized terms used in this Supplement that are defined in the Indenture have the meanings assigned to them in the Indenture, except to the extent that such terms are otherwise defined in this Supplement. To the extent that a term is defined both in the Indenture and this Supplement, the definition appearing in this Supplement shall govern with respect to the 8% Notes.

         B.       ADDITIONAL DEFINITIONS.

                  Section 101 of the Indenture is hereby supplemented for purposes of the 8% Notes to provide additional definitions in the appropriate alphabetical sequence, as follows:

         "ADDITIONAL ASSETS" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

         "AFFILIATE" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether



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through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and controlled" have meanings correlative to the foregoing.

         "ASSET DISPOSITION" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or
(iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above and (y) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of Section 1014 only, a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by Section 1012.

         "ATTRIBUTABLE DEBT" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

         "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

         "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

         "BUSINESS DAY" means each day which is not a Legal Holiday.

         "CAPITAL LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

         "CHANGE OF CONTROL" means the occurrence of any of the following events:

                  (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;


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                  (ii)     during any period of two consecutive years,
         individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

                  (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, and, in the case of any such merger or consolidation, the Voting Stock of the Company that is outstanding immediately prior to such transaction is changed into or exchanged for cash, securities or property, unless pursuant to such transaction such Voting Stock is changed into or exchanged for, in addition to any other consideration, Voting Stock of the surviving corporation that represents immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company shall have been filed with the SEC or provided to the Noteholders pursuant to the Indenture to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause
(2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated



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Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income, earnings or expense relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be prepared in accordance with Article 11 of Regulation S-X promulgated by the SEC as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

         "CONSOLIDATED CURRENT LIABILITIES" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (i) all intercompany items between the Company and any Restricted Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

         "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus (a) to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses,
(v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) the amount of all dividends in respect of all Disqualified Stock of the Company and the amount of all dividends in respect of Preferred Stock of Subsidiaries of the Company, in each case held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person that is Guaranteed by the Company or any Restricted Subsidiary to the extent such interest is actually paid (directly or indirectly) by the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that if a default entitling the holders of such Indebtedness to accelerate the maturity thereof has occurred and is continuing, all interest accruing on such Indebtedness shall be included in Consolidated Interest Expense, whether or not actually paid by the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust, minus
(b) total interest income of the Company and its consolidated Restricted Subsidiaries.

         "CONSOLIDATED NET INCOME" means, for any period, the net income of the Company and its consolidated Subsidiaries, plus the amount of any LIFO charge applicable to the Company and its Restricted Subsidiaries, minus the amount of any LIFO credit applicable to the Company and its Restricted Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net
Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income up to the aggregate amount of cash contributed or required to be contributed by the Company or a Restricted Subsidiary to such Person in respect of such net loss during such period; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in



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a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (or loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of Section 1012 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section pursuant to clause (a)(3)(D) thereof.

         "CONSOLIDATED NET TANGIBLE ASSETS" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of: (i) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;
(iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied; (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (v) treasury stock; (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (vii) Investments in and assets of Unrestricted Subsidiaries.

         "CONSOLIDATED NET WORTH" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company (for which consolidated financial statements of the Company shall have been filed with the SEC or provided to the Noteholders pursuant to the Indenture) prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

         "CURRENCY AGREEMENT" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

         "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.



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         "DISQUALIFIED STOCK" means, with respect to any Person, any Capital
Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the 8% Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the 8% Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of Sections 1014 and 1601.

         "DOMESTIC RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of the Company that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

         "EBITDA" for any period means Consolidated Net Income, plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense, (c) amortization expense and
(d) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth
(i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (ii) statements and pronouncements of the Financial Accounting Standards Board (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

         "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

         "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.


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         "HOLDER" or "NOTEHOLDER" means the Person in whose name a 8% Note is registered on the Registrar's books.

         "INCUR" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. In the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an incurrence of Indebtedness, but the entire face amount of such security shall be deemed incurred upon the issuance of such security.

         "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) Guarantees of Indebtedness of other Persons; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

         "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

         "INVESTMENT" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property (excluding Capital Stock (other than Disqualified Stock) issued by the acquiring Person) to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and Section 1012, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal


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to an amount (if positive) equal to (x) the Company's "Investment" in such
Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary or Joint
Venture shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors; provided, however, that for purposes of this clause (ii), "property" shall not include the right to use any patents, copyrights or trademarks owned by the Company or any Restricted Subsidiary in the territory in which such Unrestricted Subsidiary or Joint Venture operates or proposes to operate.

         "ISSUE DATE" means the date on which the 8% Notes are originally issued.

         "JOINT VENTURE" means a Person in which a Joint Venture Investment has been made by the Company or any Restricted Subsidiary.

         "JOINT VENTURE INVESTMENT" means any Investment by the Company or a Restricted Subsidiary in any Person primarily engaged or preparing to engage in a Related Business if, immediately after giving effect to such Investment, the Company or a Restricted Subsidiary will own at least 20% of the outstanding Capital Stock (including at least 20% of the outstanding Voting Stock) of such Person and will have the right (whether through the ownership of voting securities, by contract or otherwise) to exercise substantial control over the management and policies of such Person (as determined in good faith by the Board of Directors).

         "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

         "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

         "NET AVAILABLE CASH" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

         "NET CASH PROCEEDS", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "PERMITTED INVESTMENT" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted under Section 1014; and (ix) Joint Venture Investments and Investments in Unrestricted Subsidiaries primarily engaged in a Related Business; PROVIDED, HOWEVER, that, in the case of this clause (ix), (A) the aggregate amount of all such Investments (in each case net of all dividends, repayments of loans or advances or other transfers of assets by such Joint Venture or Unrestricted Subsidiary to the Company, provided that the foregoing amounts shall not exceed, for any Investment, the amount of Investments previously made in such Joint Venture or Unrestricted Subsidiary shall not exceed $60 million at the time of (and after giving effect to) any such Investment and (B) such Investments shall not be included in the calculation of the amount of Restricted Payments. The amount referred to in clause (ix)(A) above shall be increased by 50% of the fair market value (as determined in good faith by the Board of Directors) of any Additional Assets acquired by the Company or any Restricted Subsidiary subsequent to the Issue Date in exchange for Capital Stock of the Company (other than Disqualified Stock); provided, however, that the amount referred to in clause (ix)(A) above shall not be increased pursuant to this sentence by the fair market value of any Additional Assets that constitute Net Cash Proceeds that increase the amount of Restricted Payments permitted under Section 1012 pursuant to clause (a)(3)(B) thereof.

         "PERMITTED LIENS" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; PROVIDED, HOWEVER, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; PROVIDED, HOWEVER, that (i) the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred and (ii) the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; PROVIDED FURTHER, HOWEVER, THAT, notwithstanding subclause (f)(ii) above, "Permitted Liens" shall include a Lien created in connection with a Sale/Leaseback Transaction with respect to the 20,000 ton hydraulic forging press installed at the Company's Houston, Texas facility so long as such Lien satisfies subclause (f)(i) above and is entered into on or prior to May 31, 1999; (g) Liens on cash, cash equivalents, accounts receivable, inventory, general intangibles (to the extent necessary to realize on such accounts receivable and inventory) and bank accounts of the Company or any Restricted Subsidiary, and proceeds of the foregoing, to secure Indebtedness permitted under the provisions described in clause (b)(1) of Section 1010 or clause (a) of
Section 1011; (h) Liens on any assets of the U.K. Subsidiary to secure Indebtedness permitted under the provisions described in clause (b) of Section 1011; (i) Liens existing on the Issue Date (other than Liens described in clause
(h)); (j) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; PROVIDED FURTHER, HOWEVER, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; PROVIDED FURTHER, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (l) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (m) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; and (n) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (i),
(j) and (k); PROVIDED, HOWEVER, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (i), (j) or (k) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f), (j) or (k) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to Section 1014.

         "PERMITTED RECEIVABLES FINANCING" means (a) the Receivables Facility and (b) any subsequent financing secured substantially by accounts receivables (and related assets) originated by the Company and any Restricted Subsidiary; PROVIDED, HOWEVER, that (i) such subsequent receivables financing has a later or equal final maturity and a longer or equal weighted average life than the Receivables Facility, (ii) all sales of receivables to or by the Receivables Subsidiary shall be made at fair market value (as determined in good faith by the Board of Directors) and the interest rate, covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms (as determined in good faith by the Board of Directors), and (iii) such financing shall be non-recourse to the Company and its Subsidiaries (other than the Receivables Subsidiary) except to a limited extent customary for such transactions.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "PREFERRED STOCK", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

         "PRINCIPAL" of a 8% Note means the principal of the 8% Note plus the premium, if any, payable on the 8% Note which is due or overdue or is to become due at the relevant time.

         "PURCHASE MONEY INDEBTEDNESS" mean Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements; PROVIDED, HOWEVER, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and PROVIDED FURTHER, HOWEVER, that such Indebtedness is Incurred within 180 days after such acquisition of such asset by the Company or Restricted Subsidiary.

         "RECEIVABLES CREDIT AGREEMENT" means the Revolving Credit Agreement dated as of May 20, 1994, among Wyman-Gordon Receivables Corporation, the lenders party thereto and Fleet Bank, N.A., as Issuing Bank, Facility Agent and Collateral Agent.

         "RECEIVABLES FACILITY" means the receivables facility made available pursuant to the Receivables Credit Agreement and the Receivables Purchase and Sale Agreement.

         "RECEIVABLES PURCHASE AND SALE AGREEMENT" means the Receivables Purchase and Sale Agreement dated as of May 20, 1994, among Wyman-Gordon Receivables Corporation, as Purchaser, the Company and certain Subsidiaries, as Sellers, and the Company, as Servicer.

         "RECEIVABLES SUBSIDIARY" means Wyman-Gordon Receivables Corporation or any other bankruptcy-remote, special-purpose Wholly Owned Subsidiary formed in connection with a Permitted Receivables Financing.

         "REFINANCE" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

         "REFINANCING INDEBTEDNESS" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture; PROVIDED, HOWEVER, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

         "RELATED BUSINESS" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

         "RESTRICTED PAYMENT" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock)) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

         "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

         "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

         "SEC" means the Securities and Exchange Commission.

         "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

         "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

         "SUBORDINATED OBLIGATION" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the 8% Notes pursuant to a written agreement to that effect.

         "SUBSIDIARY" means, in respect of any Person, any corporation, association, partnership or other business entity (a) of which more than 50% of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person or (b) of which (x) at least 50% of the Capital Stock and (y) the power to elect or direct the election of a majority of the board of directors, managers or trustees (or other similar governing body) is at the time owned or controlled, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person.

         "SUBSIDIARY GUARANTOR" means each Subsidiary that has issued a Subsidiary Guaranty.

         "SUBSIDIARY GUARANTY" means the Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the 8% Notes.

          "TEMPORARY CASH INVESTMENTS" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "a" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by an registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause
(i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "a-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "a" by Standard & Poor's Ratings Group or "a" by Moody's Investors Service, Inc.

         "U.K. CREDIT FACILITY" means the credit facility made available pursuant to the Credit Agreement dated as of November 28, 1994, among the U.K. Subsidiary and the lenders party thereto, as the same may be amended, waived, modified, Refinanced or replaced from time to time (except to the extent that any such amendment, waiver, modification, replacement or Refinancing would be prohibited by the terms of the Indenture).

         "U.K. SUBSIDIARY" means Wyman-Gordon Limited, a corporation organized under the laws of England and Wales.

         "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 1012. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of Section 1010 and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

         "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

         "VOTING STOCK" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

2.       TERMS OF THE 8% NOTES.

         A.       DESIGNATION.

                  The 8% Notes are hereby created and shall be issuable in one series and shall be designated as the "8% Senior Notes Due 2007".

         B.       DATING OF THE 8% NOTES.

                  All 8% Notes shall be dated the date of authentication.

         C.       MAXIMUM AGGREGATE OUTSTANDING AMOUNT.

                  The maximum aggregate principal amount of the 8% Notes that may be authenticated and delivered under this Supplement is limited to $150,000,000, except for (i) 8% Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of, other 8% Notes pursuant to Sections 304, 305, 306, 307, 1107 or 1305 of the Indenture.

         D.       STATED MATURITY.

                  The principal amount of the 8% Notes shall be due and payable on December 15, 2007.

         E.       DENOMINATION OF 8% NOTES.

                  The 8% Notes shall initially be represented by one or more global securities (the "Global Securities") deposited with The Depositary Trust Company ("DTC"), as depositary, and registered in the name of a nominee of DTC. Except as set forth in the Indenture, the 8% Notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. The term "Depository" refers to DTC or any successor depository, as depository.

         F.       PAYMENTS OF PRINCIPAL AND INTEREST, RECORD DATES

                  Each 8% Note shall bear interest on its outstanding principal balance from December 15, 1997 at 8% per annum until payment of the principal thereof has been made or duly provided for. Interest on the 8% Notes shall be paid semi-annually on June 15 and December 15, commencing on June 15, 1998 (each an "Interest Payment Date"). Interest on the 8% Notes shall be computed on the basis of a 360-day year of twelve 30-day months, from the later of: (1) December 15, 1997 or (2) the most recent Interest Payment Date to which interest has been paid or duly provided for to the end of the next Interest Payment Date. Interest on the 8% Notes shall be payable in lawful money of the United States of America.

                  The principal of each 8% Note shall be payable on the date due as set forth in the form of Notes upon delivery and surrender of such 8% Note to the Trustee at the principal office of the Trustee in lawful money of the United States of America by check or by wire transfer of immediately available funds.

                  The record date ("Record Date") for each Interest Payment Date shall be the close of business on June 1 and December 1 next preceding each Interest Payment Date, whether or not such date shall be a Business day.

         G.       FORM OF 8% NOTES.

                  The 8 % Notes shall all be issued in global form. The form of the 8% Notes and the Trustee's certificate of authentication are attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of the Indenture. Each of the 8% Notes shall be numbered consecutively from R-1 upward. The 8% Notes shall bear a CUSIP number, but any failure to indicate or any error in such CUSIP number shall not in any way affect the validity of the 8% Notes. The terms of the 8% Notes set forth in Exhibit A are part of the terms of this Indenture.

         H.       RANKING.

                  The 8% Notes shall constitute unsecured and unsubordinated indebtedness of the Company and shall rank PARI PASSU with any other unsecured and unsubordinated indebtedness of the Company.

         I.       SINKING FUND.

                  There will be no mandatory sinking fund payments for the 8% Notes.

3.       PROVISIONS SUPPLEMENTAL TO ARTICLE THREE OF INDENTURE.

         A. For purposes of the 8% Notes only, the word "deliver" in the first sentence of Subsection (a) of Section 304 of the Indenture is hereby superseded in its entirety and replaced by the phrase "make available".

         B. For purposes of the 8% Notes only, the phrase "authenticate and deliver" in the second sentence of the second paragraph of Subsection (b) of
Section 304 of the Indenture is hereby superseded in its entirety and replaced by the phrase "authenticate and make available for delivery".

         C. For purposes of the 8% Notes only, the phrase "authenticate and deliver" in the first sentence of the paragraph of Section 305 of the Indenture is hereby superseded in its entirety and replaced by the phrase "authenticate and make available for delivery".

         D. For purposes of the 8% Notes only, the phrase "authenticate and deliver" in the second sentence of the third paragraph of Section 305 of the Indenture is hereby superseded in its entirety and replaced by the phrase "authenticate and make available for delivery".

         E. For purposes of the 8% Notes only, the phrase "authenticate and deliver" in the last sentence of the fourth paragraph of Section 305 of the Indenture is hereby superseded in its entirety and replaced by the phrase "authenticate and make available for delivery".

         F. For purposes of the 8% Notes only, the phrase "authenticate and deliver" in the fourth sentence of the fifth paragraph of Section 305 of the Indenture is hereby superseded in its entirety and replaced by the phrase "authenticate and make available for delivery".

         G. For purposes of the 8% Notes only, the phrase "authenticate and deliver" in the first paragraph of Section 306 of the Indenture is hereby superseded in its entirety and replaced by the phrase "authenticate and make available for delivery".

         H. For purposes of the 8% Notes only, the phrase "authenticate and deliver" in the second paragraph of Section 306 of the Indenture is hereby superseded in its entirety and replaced by the phrase "authenticate and make available for delivery".

         I.       For purposes of the 8% Notes only, the final sentence of
Section 309 of the Indenture is hereby superseded in its entirety and replaced by the following:

                  Unless otherwise directed in writing by a Company Order, the Trustee shall return all canceled Notes to the Company.

         J. Article Three of the Indenture is hereby supplemented with respect to the 8% Notes by inserting, following the final sentence of the second paragraph of Section 305, the following:

                  The 8% Notes shall be issued in registered form and shall be transferable only upon the surrender of a 8% Note for registration of transfer. When a 8% Note is presented to the Security Registrar or a co-registrar with a request to register a transfer, the Security Registrar shall register the transfer as requested if the requirements of Section 8-401(1) of the Uniform Commercial Code are met. When 8% Notes are presented to the Security Registrar or a co-registrar with a request to exchange them for an equal principal amount of 8% Notes of other denominations, the Security Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate 8% Notes at the Security Registrar's or co-registrar's request.

         K. Article Three of the Indenture is hereby supplemented with respect to the 8% Notes by inserting, following the phrase "them harmless" in the first sentence of Section 306, the phrase "and if such parties are satisfied that the requirements of Section 8-405 of the Uniform Commercial Code have been met".

         L. Article Three of the Indenture is hereby supplemented with respect to the 8% Notes by inserting, following the last sentence of Section 309, the following:

                  The Company may not issue new 8% Notes to replace 8% Notes it has redeemed, paid or delivered to the Trustee for cancelation.

         M. Article Three of the Indenture is hereby supplemented with respect to the 8% Notes by inserting, following the final sentence of Section 310, the following:

                  SECTION 311.  REGISTRAR AND PAYING AGENT.

                           The Company shall enter into an appropriate agency agreement with any Security Registrar, Paying Agent or co-registrar not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Security Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to
         Section 606. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Security Registrar, co-registrar or transfer agent.

                           The Company initially appoints the Trustee as Security Registrar and Paying Agent in connection with the 8% Notes.

                           SECTION 312. NOTEHOLDER LISTS. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Security Registrar, the Company shall furnish to the Trustee, in writing at least five Business days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

                           SECTION 313.  OUTSTANDING 8% NOTES. 8% Notes
         outstanding at any time are all 8% Notes authenticated by the Trustee except for those canceled by it, those paid pursuant to Section 306, those delivered to it for cancelation and those described in this Section as not outstanding. A 8% Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the 8% Note.

                           If a 8% Note is replaced pursuant to Section 306, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced 8% Note is held by a bona fide purchaser.

                           If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the 8% Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such 8% Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

                           SECTION 314. CUSIP NUMBERS. The Company in issuing the 8% Notes may use "CUSIP" numbers (if then generally in use), and, if so, the Trustee shall use "CUSIP" numbers in notices of redemption as a convenience to Noteholders; PROVIDED that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the 8% Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the 8% Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the CUSIP numbers.

4.       PROVISIONS SUPPLEMENTAL TO ARTICLE FIVE OF THE INDENTURE.

         A. For purposes of the 8% Notes only, Section 501 of the Indenture is hereby superseded in its entirety and replaced by the following:

                           SECTION 501 EVENTS OF DEFAULT. An "Event of Default"
occurs if:

                           (1) the Company fails to make any payment of interest on any 8% Note when the same becomes due and payable, and such failure continues for a period of 30 days;

                           (2) the Company (i) fails to make the payment of the principal of any 8% Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration, or otherwise, or (ii) fails to redeem or purchase 8% Notes when required pursuant to this Indenture or the 8% Notes;

                           (3)      the Company fails to comply with Section
                  801;

                           (4) the Company fails to comply with any covenant or obligation set forth in Section 1601 or 1602 or
                  Article X (other than a failure to purchase 8% Notes when required under 1014 or Section 1601) and such failure continues for 30 days;

                           (5) the Company fails to comply with any of its agreements in the 8% Notes or this Indenture (other than those referred to in (1), (2), (3) or (4) above) and such failure continues for 60 days;

                           (6) the Company or a Restricted Subsidiary fails to pay when due within any applicable grace period principal, interest or premium or the Indebtedness in an aggregate principal amount outstanding in excess of $10 million or the acceleration of any Indebtedness in an aggregate principal amount outstanding in excess of $10 million by the holders thereof;

                           (7) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                                    (A)      commences a voluntary case;

                                    (B)      consents to the entry of an order
                           for relief against it in an involuntary case;

                                    (C)      consents to the appointment of a
                           Custodian of it or for any substantial part of its property; or

                                    (D)      makes a general assignment for the
                           benefit of is creditors;

                  or takes any comparable action under any foreign laws relating to insolvency;

                           (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                                    (A)      is for relief against the Company
                           or any Significant Subsidiary in an involuntary case;

                                    (B)      appoints a Custodian of the Company
                           or any Significant Subsidiary or for any substantial part of its property; or

                                    (C)      orders the winding up or
                           liquidation of the Company or any Significant Subsidiary;

                  or any similar relief is granted under any foreign laws, and any order or decree described in this Section 501(8) remains unstayed and in effect for 60 days;

                           (9) any judgment or decree for the payment of money in excess of $10,000,000 or its Dollar Equivalent at the time is entered against the Company or any Restricted Subsidiary and is not discharged and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) there is a period of 60 consecutive days during which a stay of enforcement shall not be in effect following the entry of such judgment or decree during which, in the case of (A) or (B), such enforcement proceeding, judgment or decree is not discharged, waived or the execution thereof stayed and such default continues for 10 days after the notice specified below; or

                           (10) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

                           The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

                           The term "Bankruptcy Law" means Title 11, UNITED STATES CODE, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

                           A Default under clause (4) or (5) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the 8% Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

                           The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of (a) any event which with the giving of notice and the lapse of time would become an Event of Default under clause (4) or (5) or (b) any other Event of Default or Default, and, in either case, its status and what action the Company is taking or proposes to take with respect thereto.

         B.       For purposes of the 8% Notes only, the first paragraph of
Section 502 of the Indenture is hereby superseded in its entirety and replaced by the following:

                           If an Event of Default (other than an Event of Default specified in Section 501(7) or (8) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding 8% Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the 8% Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in
         Section 501(7) or (8) with respect to the Company occurs, the principal of and interest on all the 8% Notes shall become and be immediately due and payable without any declaration or other action the part of the Trustee or any Noteholders. The Holders of a majority in principal amount of the 8% outstanding Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

5.       PROVISIONS SUPPLEMENTAL TO ARTICLE SIX OF THE INDENTURE.

         A. Article Six is hereby amended so as to delete the second proviso from the first sentence of Section 601 in its entirety.

         B. For purposes of the 8% Notes only, the following sections are to be inserted immediately following Section 612 of the Indenture.

                           SECTION 613. COMMUNICATION BY HOLDERS WITH OTHER HOLDERS. Noteholders may communicate pursuant to TIA ss. 312(b) with other Noteholders with respect to their rights under this Indenture or the 8% Notes. The Company, the Trustee, the Security Registrar and anyone else shall have the protection of TIA ss. 312(c).

                           SECTION 614. RULES BY TRUSTEE, PAYING AGENT AND REGISTRAR. The Trustee may make reasonable rules for action by or a meeting of Noteholders. The Security Registrar and the Paying Agent may make reasonable rules for their functions.

6.       PROVISIONS SUPPLEMENTAL TO ARTICLE EIGHT OF THE INDENTURE.

         A. For purposes of the 8% Notes only, Sections 801 and 802 of the Indenture are hereby superseded in their entirety and replaced by the following

                           SECTION 801. MERGER AND CONSOLIDATION. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless:

                  (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture;

                  (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

                  (iii) except in the case of a merger the sole purpose of which is to change the Company's jurisdiction of incorporation, immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of Section 1010;

                  (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

                  (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

                           Notwithstanding the foregoing clauses (ii), (iii) and
         (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Wholly Owned Subsidiary.

                           SECTION 802. RIGHTS AND DUTIES OF SUCCESSOR
         CORPORATION. The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Securities.

7.       PROVISIONS SUPPLEMENTAL TO ARTICLE TEN OF THE INDENTURE.

         A. For purposes of the 8% Notes only, Section 901 of the Indenture is hereby superseded in its entirety and replaced by the following

                           SECTION 9.01. WITHOUT CONSENT OF HOLDERS. The Company
                  and the Trustee may amend this Indenture or the 8% Notes without notice to or consent of any Noteholder:

                           (1) to cure any ambiguity, omission, defect or inconsistency;

                           (2)      to comply with Article 5;

                           (3) to provide for uncertificated 8% Notes in addition to or in place of certificated 8% Notes; PROVIDED, HOWEVER, that the uncertificated 8% Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated 8% Notes are described in Section 163(f)(2)(B) of the Code;

                           (4) to add further Guarantees with respect to the 8% Notes or to release Subsidiary Guarantors when permitted by the terms hereof, or to secure the 8% Notes;

                           (5) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

                           (6) to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA; or

                           (7) to make any change that does not adversely affect the rights of any Noteholder.

                           An amendment under this Section may not make any change that adversely affects the rights under Article 10 or Article 12 of any holder of Senior Indebtedness of the Company or any Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

                           After an amendment under this Section becomes effective, the Company shall mail to Noteholders a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

         B. For purposes of the 8% Notes only, Section 902 of the Indenture is hereby superseded in its entirety and replaced by the following

                           SECTION 902. MODIFICATION OF INDENTURE WITH CONSENT OF HOLDERS. The Company and the Trustee may amend this Indenture or the 8% Notes without notice to any Noteholders but with the written consent of the Holders of at least a majority in principal amount of the 8% Notes; PROVIDED, HOWEVER, without the consent of each Noteholder affected, an amendment may not:

                           (1) reduce the amount of 8% Notes whose Holders must consent to an amendment;

                           (2) reduce the rate of or extend the time for payment of interest on any 8% Note;

                           (3) reduce the principal of or extend the Stated Maturity of any 8% Note;

                           (4)      reduce the premium payable upon the
                  redemption of any 8% Note or change the time at which any 8% Note may be redeemed in accordance with Article V;

                           (5) make any 8% Note payable in money other than that stated in the 8% Note;

                           (6)      subordinate in right of payment, or
                  otherwise subordinate, the 8% Notes to any other obligation of the Company;

                           (7)      make any change in Section 507, 5.08, 5.12,
                  5.13 or the second sentence of this Section.

                           (8) make any change in any Subsidiary Guaranty that would adversely affect the Noteholders.

                           It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

                           After an amendment under this Section becomes effective, the Company shall mail to Noteholders a notice briefly describing such amendment. The failure to give such notice to all Noteholders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

8.       PROVISIONS SUPPLEMENTAL TO ARTICLE TEN OF THE INDENTURE.

         A. For purposes of the 8% Notes, Article Ten of the Indenture is hereby supplemented by inserting, following the final sentence of Section 1009, the following:

                           SECTION 1010. LIMITATION ON INDEBTEDNESS. LIMITATION ON INDEBTEDNESS OF THE COMPANY. (a) The Company shall not Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1.

                  (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Indebtedness: (1) Indebtedness Incurred pursuant to any bank credit facility; PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding, together with the aggregate amount of all Indebtedness then outstanding pursuant to clauses (a) and (b) of Section 1011, does not exceed the greater of (i) $100 million and (ii) the sum of (A) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries and (B) 90% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP; (2) Indebtedness owed to and held by a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company; (3) the 8% Notes; (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this paragraph); (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause (5); (6) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; PROVIDED, HOWEVER, that such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; (7) Purchase Money Indebtedness and Capital Lease Obligations Incurred to finance the acquisition by the Company or a Restricted Subsidiary of any assets in the ordinary course of business and which do not, together with the aggregate amount of all Indebtedness then outstanding pursuant to clause (h) of Section 1011, exceed $10 million in the aggregate at any time outstanding; and (8) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (7) above or paragraph (a)) and all Indebtedness then outstanding pursuant to clause (i) of Section 1011, does not exceed $10 million.

                  (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the 8% Notes to at least the same extent as such Subordinated Obligations.

                  (d) For purposes of determining compliance with this Section, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

                           SECTION 1011. LIMITATION ON INDEBTEDNESS AND
         PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except:

                           (a) Indebtedness Incurred by the Receivables Subsidiary pursuant to the Receivables Facility or by any Restricted Subsidiary pursuant to any other bank credit arrangement; PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding, together with the aggregate amount of all Indebtedness then outstanding pursuant to clause
                  (b) of this provision and clause (1) of Section 1010, does not exceed the greater of (i) $100 million and (ii) sum of (A) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries and (B) 90% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP;

                           (b) Indebtedness Incurred pursuant to the U.K. Credit Facility; PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed $8 million;

                           (c) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

                           (d) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or a Restricted Subsidiary); PROVIDED, HOWEVER, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of
                  Section 1010;

                           (e) Indebtedness or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause
                  (a), (b), (c) or (d) of this paragraph);

                           (f) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (d) or (e) of this paragraph or this clause (f); PROVIDED, HOWEVER, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (d), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

                           (g)      the Subsidiary Guaranties, if any;

                           (h) Purchase Money Indebtedness and Capital Lease Obligations Incurred to finance the acquisition by such Restricted Subsidiary of any assets in the ordinary course of business and which do not, together with the aggregate amount of all Indebtedness then outstanding pursuant to clause (7) of
                  Section 1010, exceed $10 million in the aggregate at any time outstanding; and

                           (i) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (a) through (h) above) and all Indebtedness then outstanding pursuant to clause (8) of Section 1010, does not exceed $10 million.

                           SECTION 1012. LIMITATION ON RESTRICTED PAYMENTS. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
         (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of Section 1010; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter ended August 31, 1997 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which consolidated financial statements of the Company shall have been filed with the SEC or provided to the Noteholders pursuant to the Indenture (or, in case such Consolidated Net Income accrued during such period (treated as one accounting period) shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets by any Unrestricted Subsidiary to the Company or any Restricted Subsidiary, or the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any portion of the Capital Stock of any Unrestricted Subsidiary, in each case occurring subsequent to the Issue Date, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED,

         HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and (E) $40 million.

                  (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); PROVIDED, HOWEVER, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to Section 1010; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with paragraph (a) of this Section; PROVIDED, HOWEVER, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments; or (iv) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases shall not exceed $5 million; PROVIDED FURTHER, HOWEVER, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments.

                           SECTION 1013. LIMITATION ON RESTRICTIONS ON
         DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or
         (ii) of this Section or this clause (iii); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such

         Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and (vii) any encumbrance or restriction with respect to any Receivables Subsidiary pursuant to any agreement entered into in connection with a Permitted Receivables Financing or pursuant to the organizational documents of the Receivables Subsidiary.

                           SECTION 1014. LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company shall not, and shall not permit any Restricted Subsidiary to consummate any Asset Disposition unless the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% (or 100% in the case of lease payments received by the Company or such Restricted Subsidiary) of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents. In the event and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date exceeds $10 million, then the Company or such Restricted Subsidiary shall (i) within 360 days after the date such Net Available Cash so received exceeds $10 million and to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness) to (A) apply an amount equal to such excess Net Available Cash to prepay, repay or purchase Indebtedness of the Company or such Restricted Subsidiary (other than Indebtedness which is subordinated or junior in any respect (other than as a result of the Indebtedness being unsecured) to any other Indebtedness of the Company or such Restricted Subsidiary), in each case owing to a Person other than the Company or any Affiliate of the Company or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) and (ii) apply such excess Net Available Cash (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this Section; PROVIDED, HOWEVER, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. The amount of such excess Net Available Cash required to be applied pursuant to clause (ii) above and not theretofore so applied shall constitute "Excess Proceeds". Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

                           If at any time the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Company shall, not later than 30 days after the end of the period during which the Company is required to apply such Excess Proceeds pursuant to clause (i) of the immediately preceding paragraph (or, if the Company so elects, at any time within such period), make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Senior Notes equal to the Excess Proceeds

         (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such Senior Notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"). Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds remaining after application pursuant to such Excess Proceeds Offer (including payment of the purchase price for Senior Notes duly tendered) may be used by the Company for any corporate purpose (to the extent not otherwise prohibited by the Indenture).

                           For the purposes of this Section, the following are deemed to be cash: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

                           (b) If the Company is obligated to make a Excess Proceeds Offer, the Company shall send a written notice, by first-class mail, to the Holders of the 8% Notes and the Trustee (the "Excess Proceeds Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders of the 8% Notes to make an informed decision with respect to the Excess Proceeds Offer. The Excess Proceeds Offer Notice will state, among other things, (i) that the Company is offering to purchase 8% Notes pursuant to the provisions of this Section 1014, (ii) that any 8% Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Purchase Date, (iii) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Excess Proceeds Offer Notice is mailed (the "Purchase Date"), (iv) the aggregate principal amount of 8% Notes (or portions thereof) to be purchased and (v) a description of the procedure which holders of 8% Notes must follow in order to tender their 8% Notes (or portions thereof) and the procedures that holders of 8% Notes must follow in order to withdraw an election to tender their 8% Notes (or portions thereof) for payment.

                           (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by the Company under this Section and the Company is required to repurchase Senior Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

                           SECTION 1015. LIMITATION ON AFFILIATE TRANSACTIONS.
         (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction or transactions in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1 million, (i) are set forth in writing, (ii) comply with clause (1) and (iii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $25 million, (i) comply with clause (2) and (ii) have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

                           (b)      The provisions of the foregoing paragraph
         (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to Section 1012, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $2 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and any Restricted Subsidiary or between Restricted Subsidiaries in the ordinary course of business (so long as the stockholders of any participating Restricted Subsidiary which is not a Wholly Owned Subsidiary are not themselves Affiliates of the Company) and (vii) transactions between the Company or any Restricted Subsidiary and a Receivables Subsidiary pursuant to any Permitted Receivables Financing.

                           SECTION 1016. LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary or
         (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.

                           SECTION 1017. LIMITATION ON LIENS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the 8% Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; PROVIDED, HOWEVER, that the Company or any Restricted Subsidiary may Incur other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this proviso does not exceed 5% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter prior thereto for which consolidated financial statements of the Company shall have been filed with the SEC or provided to the Noteholders pursuant to the Indenture.

                           SECTION 1018. LIMITATION ON SALE/LEASEBACK
         TRANSACTIONS. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 1010 and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the 8% Notes pursuant to Section 1017, (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) the Company applies the proceeds of such transaction in compliance with
         Section 1014.

                           SECTION 1019. FUTURE GUARANTORS. On or after the Issue Date, the

         Company will cause each Domestic Restricted Subsidiary (other than the Receivables Subsidiary) that Incurs Indebtedness pursuant to clause (a) of Section 1011 to execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary will irrevocably and unconditionally Guarantee, as primary obligor and not merely as a surety, on an unsecured senior basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the 8% Notes, whether for payment of principal of or interest on the 8% Notes, expenses, indemnification or otherwise (all such guaranteed obligations being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guaranties. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering such Subsidiary Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Initially there will be no Restricted Subsidiary that will be required to issue a Subsidiary Guaranty of the 8% Notes.

                           Each Subsidiary Guaranty will be a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and (c) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

                           A Subsidiary Guaranty will be released upon the sale of all the capital stock, or all or substantially all of the assets, of the applicable Subsidiary Guarantor if such sale is made in compliance with the Indenture.

                           SECTION 1020. SEC REPORTS. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders and, upon request, prospective Noteholders and securities analysts with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

9.       PROVISIONS SUPPLEMENTAL TO ARTICLE ELEVEN OF THE INDENTURE.

         A. Article Eleven of the Indenture is hereby supplemented with respect to the 8% Notes by inserting, following the first sentence of the second paragraph of Section 1103, the following:

                  ; PROVIDED, HOWEVER, that no Note of $1,000 in original principal amount or less shall be redeemed in part.

10.      PROVISIONS SUPPLEMENTAL TO ARTICLE FOURTEEN OF THE INDENTURE:

         A.       The 8% Notes shall be subject to all of the provisions of
Section 1402 of the Indenture and 1403 of the Indenture, as amended in paragraph
B. below.

         B. For purposes of the 8% Notes only, Section 1403 of the Indenture is hereby superseded in its entirety and replaced by the following:

                           SECTION 1403. COVENANT DEFEASANCE. Upon the Company's exercise of the above option applicable to this Section with respect to the 8% Notes, the Company shall be released from its obligations under Sections 1004 to 1020 (other than Section 1006), inclusive, and Article XVI, and the operation of Sections 501(5), 501(6), 501(7), 501(8) and 501(9) (but, in the case of Sections 501(7) and 501(8), with respect only to Significant Subsidiaries) or contained in Sections 801(iii) and 801(iv) with respect to the 8% Notes (hereinafter, "covenant defeasance"), and the [ ]% Notes shall thereafter be deemed to be not "Outstanding" for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such Sections, but shall continue to be deemed "Outstanding" for all other purposes hereunder. If the Company exercises its defeasance option, payment of the Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Sections 501(5), 501(6), 501(7), 501(8) and 501(9) (but, in the case of Sections
         501(7) and 501(8), with respect only to Significant Subsidiaries) or because of the failure of the Company to comply with Section 801(iii) or (iv). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor, if any, shall be released from all its obligations under its Subsidiary Guaranty.

                           Upon satisfaction of the conditions set forth herein and in Section 1404 and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

         C. Article Fourteen of the Indenture is hereby supplemented by inserting, following Section 1405, the following Section 1406:

                           SECTION 1406. REINSTATEMENT. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article Fourteen by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture and the 8% Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Fourteen until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article Fourteen.

11.      PROVISIONS SUPPLEMENTAL TO THE INDENTURE:  ARTICLE SIXTEEN.

                  The Indenture is hereby supplemented by adding, following Article Fifteen, the following Article Sixteen:


                                 ARTICLE SIXTEEN

                           RIGHT TO REQUIRE REPURCHASE

                           SECTION 1601. PURCHASE OF THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL. (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's 8% Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) (the "Purchase Price").

                           (b) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating:

                                    (1)      that a Change of Control has
                           occurred and that such Holder has the right to require the Company to purchase such Holder's 8% Notes at the Purchase Price;

                                    (2)      the circumstances and relevant
                           facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

                                    (3)      the purchase date (which shall be
                           no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Purchase Date"); and

                                    (4)      the instructions determined by the
                           Company, consistent with this Section, that a Holder must follow in order to have its Senior Notes purchased.

                           (c) Not later than the date upon which written notice required by Section 1601(b) is delivered to the Trustee, the Company shall irrevocably deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) in Temporary Cash Investments an amount equal to the Purchase Price, if any, to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section. Holders electing to have a 8% Note pur chased will be required to surrender the 8% Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business days prior to the Purchase Date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the 8% Note which was delivered for purchase by the Holder, the certificate number of such 8% Note and a statement that such Holder is withdrawing his election to have such 8% Note purchased.

                           (d) On the Purchase Date, the Company shall deliver to the Trustee the 8% Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee shall, on the Purchase Date, mail or deliver payment of the purchase price to each tendering Holder. In the event that the aggregate purchase price of the 8% Notes delivered by the Company to the Trustee is less than the amount deposited with the Trustee, the Trustee shall deliver the excess to the Company immediately after the end of the Payment Date.

                           SECTION 1602. COVENANT TO COMPLY WITH SECURITIES LAWS UPON PURCHASE OF 8% NOTES. In connection with any purchase of 8% Notes under Section 1601 by the Company, the Company shall, to the extent then applicable and required by law, (i) comply with Rule 14e-1 (which term, as used herein, includes any successor provisions thereto) under the Exchange Act and (ii) otherwise comply with all Federal and state securities laws so as to permit the rights and obligations under
         Section 1601 to be exercised in the time and in the manner specified in such Sections. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of Section 1601, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such Section 1601 by virtue thereof.

II.      GENERAL PROVISIONS OF THIS SUPPLEMENT

         A.       GOVERNING LAW

                  THIS SUPPLEMENT AND EACH 8% NOTE ISSUED HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

         B.       COUNTERPARTS

                  This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but both of which shall together constitute but one and the same instrument.

         C.       MISCELLANEOUS

                  (a) Except as expressly supplemented by this Supplement, the Indenture shall remain unchanged and in full force and effect.


                  (b) This Supplement shall be construed as supplemental to the Indenture and shall form a part thereof with respect to the 8% Notes.

                  (c) All references in the Indenture to any Section of the Indenture shall be deemed, for purposes of the 8% Notes, to refer to such Section of the Indenture as supplemented by the relevant provisions of this Supplement.

                  IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                        WYMAN-GORDON COMPANY,


                                        by
                                            ---------------------------
                                            Name:
                                            Title:


                                        by
                                            ---------------------------
                                            Name:
                                            Title:



                                        STATE STREET BANK AND TRUST COMPANY,
                                        as Trustee

                                        by
                                            ---------------------------
                                            Name:
                                            Title: